Exhibit 16
              Schedule for Computation of Each Performance Quotation.



                                                                      EXHIBIT 16



FORM OF COMPUTATION OF PERFORMANCE QUOTATION


 YIELDS. A Fund's "yield" (referred to as "standardized yield") for a given 30-day period for a class of shares is calculated using the following formula set forth in rules adopted by the Securities and Exchange Commission that apply to all funds that quote yields:

         Standardized Yield = 2 [(a-b + 1)^6 - 1]
                                  ---
                                  cd

The symbols above represent the following factors:

 a =  dividends and interest earned during the  30-day period.
 b =  expenses accrued for the period (net of any expense reimbursements).
 c = the average daily number of shares outstanding during the 30-day period that were entitled to receive dividends.
 d = the maximum offering price per share of the class on the last day of the period, adjusted for undistributed net investment income.




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                                                                      EXHIBIT 16



FORM OF COMPUTATION OF PERFORMANCE QUOTATION


TOTAL RETURNS. The "average annual total return" of each class of a fund is an average annual compounded rate of return for each year in a specified number of years. It is the rate of return based on the change in value of a hypothetical initial investment of $1,000 ("P" in the formula below) held for a number of years ("n") to achieve an Ending Redeemable Value ("ERV"), according to the following formula:

         (  ERV  )^n - 1 = Average Annual Total Return ("T")
           -----
         (   P    )

         Where:   P     =     A hypothetical initial payment of $1000
                  T     =     Average annual total return
                  n     =     Number of years
                  ERV   =     Ending redeemable value of a hypothetical $1,000
                              payment made at the  beginning  of the one,  five,
                              or 10 year periods at the end of the one, five, or
                              10  year  periods  (or  fractional   portion
                              thereof).


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                                                                      EXHIBIT 16



FORM OF COMPUTATION OF PERFORMANCE QUOTATION - MONEY MARKET FUNDS



YIELD

A money market fund calculates its yield daily, based upon the seven days ending on the day of the calculation, called the "base period." This yield is computed by:

o determining the net change in the value of a hypothetical account with a balance of one share at the beginning of the base period, with the net change excluding capital changes but including the value of any additional shares purchased with dividends earned from the original one share and all dividends declared on the original and any purchased shares;

o dividing the net change in the account's value by the value of the account at the beginning of the base period to determine the base period return; and

o        multiplying the base period return by (365/7).



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                                                                      EXHIBIT 16



FORM OF COMPUTATION OF PERFORMANCE QUOTATION - MONEY MARKET FUNDS

EFFECTIVE YIELD

A  money  market  fund's   effective   yield  is  computed  by  compounding  the
unannualized base period return by:

         o         adding 1 to the base period return;
         o         raising the sum to the 365/7th power; and
         o         subtracting 1 from the result

according to the following formula:

EFFECTIVE YIELD = [(BASE PERIOD  RETURN + 1)^365/7] - 1